Exhibit 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form F-4 of our report dated June 9, 2003 relating to the consolidated financial statements of Kookmin Bank, which appear in Kookmin Bank’s Annual Report on Form 20-F for the year ended December 31, 2002. We also consent to the references to us under the headings “Experts” in such Registration Statement.

PricewaterhouseCoopers

Seoul, Korea

June 19, 2003

Samil Accounting Corporation is the Korean member firm of PricewaterhouseCoopers. PricewaterhouseCoopers refers to the network of member firms of PricewaterhouseCoopers International Limited, each of which is a separate and independent legal entity.